Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-237846) and Amendment No. 1 to Registration Statement (Form S-8 No. 333-237846) pertaining to the 2020 Equity Incentive Plan of CLPS Incorporation,
(2)	Registration Statement (Form F-3 No. 333-254910) and Amendment No.1 to the Registration Statement (Form F-3 No. 333-254910) of CLPS Incorporation, and
(3)	Registration Statement (Form F-3 No. 333-266951) and Amendment No.1 to the Registration Statement (Form F-3 No. 333-266951) of CLPS Incorporation;

of our report dated October 20, 2022, with respect to the consolidated financial statements of CLPS Incorporation included in this Annual Report (Form 20-F) of CLPS Incorporation for the year ended June 30, 2022.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

October 20, 2022